Exhibit 99.1

Contact:	Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT ANNOUNCES CFO RETIREMENT

Philadelphia, PA — May 24, 2019 — Lannett Company, Inc. (NYSE: LCI) today announced that the company’s chief financial officer (CFO), Martin Galvan, 67, will retire on August 30, 2019, following the planned submission of the company’s Form 10-K for fiscal year 2019. Galvan will continue in his role as CFO until then and thereafter serve as a consultant, as necessary.

Lannett is conducting a search for its next CFO, which includes internal and external candidates, and has retained an executive search firm to assist in the process.

“On behalf of the entire Board and management team, I thank Marty for his dedication and valuable contributions over his eight-year career at Lannett,” said Tim Crew, chief executive officer of Lannett. “With our business back on track and heading in a positive direction, he’s decided that it is the right time to begin the next chapter of his life.

“During his tenure at Lannett, Marty has been instrumental in helping drive financial and operational improvements. He played a significant role in the company’s strategic long-term planning process, companywide cost reduction programs and acquisitions. Moreover, he has built a strong finance team with plenty of next-level leaders. Marty has my profound gratitude for his guidance and comradery, especially during the early quarters of my Lannett tenure. I am deeply appreciative that he will remain with the company to help facilitate a smooth leadership transition and wish him all the best in his retirement.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

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